PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS FOURTH QUARTER AND 2006 EARNINGS

QUAKERTOWN, PA (24 January 2007) QNB Corp. (OTC Bulletin Board: QNBC), the parent company of The Quakertown National Bank (QNB), reported net income for the fourth quarter of 2006 of $923,000, or $.29 per share diluted. These results compare to net income for the fourth quarter of 2005 of $1,213,000, or $.38 per share diluted. Net income for the year ended December 31, 2006 was $5,420,000, or $1.71 per share diluted, a 7.4% increase from the $5,046,000, or $1.59 per share diluted, earned for the year ended December 31, 2005.

During the fourth quarter of 2006, QNB repositioned the fixed-income investment portfolio by selling some lower-yielding securities at a loss of $250,000 and reinvesting those proceeds into higher-yielding investment securities. The purpose of these transactions is to increase interest income in the future and improve the cash flow structure of the investment portfolio, thereby strengthening the balance sheet. In addition, QNB sold equity securities at a loss of $99,000 during the quarter bringing the total securities losses for the fourth quarter of 2006 to $349,000. This compares with losses of $147,000 for the fourth quarter of 2005.

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In addition, the results for the fourth quarter of 2006 were impacted by a $240,000 provision for loan losses. This provision results in an allowance for loan losses of $2,729,000 or .79% of total loans at December 31, 2006. While QNB’s asset quality remains strong, loan charge-offs, nonperforming loans and delinquent loans increased during the fourth quarter, particularly in the lease portfolio. Total nonperforming loans which represent loans on nonaccrual status or loans past due more than 90 days, were $425,000, or .12% of total loans, at December 31, 2006 compared with $189,000, or .06% of total loans, at September 30, 2006 and $14,000, or .00% of total loans, at December 31, 2005. This increase in non-performing loans, coupled with the continued growth in total loans, prompted the increase in the allowance for loan losses through a charge to the provision for loan losses. There was no provision for loan losses during the fourth quarter of 2005.

Positively impacting net income for the quarter was a $46,000 tax allowance adjustment that reversed the remainder of a tax valuation allowance established in 2005. This valuation allowance was initially recorded in connection with the recognition of the impairment of equity securities, while the reversal was the result of the ability to recognize tax benefits due to realized and unrealized capital gains in the equity portfolio.

Net interest income decreased $30,000, or .7%, when comparing the quarters ended December 31, 2006 and 2005, despite a 5.4% increase in average earning assets and a 14.3% increase in average loans. The competition for deposits, particularly certificates of deposit and money market accounts, has resulted in funding costs increasing to a greater degree than the rate earned on loans and investments. As a result, the net interest margin declined 20 basis points, from 3.21% for the fourth quarter of 2005, to 3.01% for the same period in 2006.

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“The year 2006 was a difficult one for financial institutions like QNB that are heavily dependent on net interest income.” said Thomas J. Bisko, President and CEO. “The challenging business and interest rate environments of 2005 became more difficult in 2006 as competition for deposits and loans grew stronger and the yield curve inverted. We responded by continuing to execute our strategic goal of building loan and deposit relationships”.

When comparing the year-over-year results, net interest income in 2006 decreased $188,000, or 1.2%, as the net interest margin declined from 3.24% for 2005, to 3.12% for 2006. Partially offsetting the impact of the lower net interest margin was a 2.5% increase in average earning assets, with average loans increasing $45,170,000, or 16.2%. Non-interest income, excluding the gains and losses on investment securities, loans, and repossessed assets, was flat. Included in securities losses in 2005 was a $1,253,000 other-than-temporary impairment pre-tax loss related to certain Fannie Mae (FNMA) and Freddie Mac (FHLMC) preferred stock issues. Non-interest expense increased $132,000, or 1.0%, to $13,234,000 which included $118,000 in compensation expense related to stock options associated with the implementation of FASB 123R. The effective tax rate for 2006 was 16.0%, compared with 21.7% for 2005. Included in 2006 was the reversal of a $209,000 tax valuation allowance recorded in 2005 related to the impaired securities. Excluding the impact of the valuation allowance in both years, the effective tax rates were 19.3% and 18.5% for 2006 and 2005, respectively.

Total assets at December 31, 2006 were $614,539,000, an increase of 5.6% from total assets of $582,205,000 at December 31, 2005. During this same period, total loans increased $42,183,000, or 14.0%, to $343,666,000, and total deposits increased $20,252,000, or 4.4%, to $478,922,000, while total investment securities decreased $14,333,000, or 6.0%, to $224,839,000.

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QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides retail brokerage and wealth management services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

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QNB CORP.
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
INCOME:
Total interest income	$8,469	$7,414	$32,002	$28,272
Total interest expense	4,429	3,344	15,906	11,988
Net interest income	4,040	4,070	16,096	16,284
Provision for loan losses	240	-	345	-
Total non-interest income	631	827	3,937	3,262
Total non-interest expense	3,462	3,410	13,234	13,102
Income before income taxes	969	1,487	6,454	6,444
Provision for income taxes	46	274	1,034	1,398
Net income	$923	$1,213	$5,420	$5,046

NET INCOME PER SHARE:
Basic	$0.30	$0.39	$1.73	$1.63
Diluted	0.29	0.38	1.71	1.59
Dividends	0.21	0.195	0.84	0.78

SELECTED PERIOD END BALANCES:
Total assets	$614,539	$582,205
Federal funds sold	11,664	0
Investments	224,839	239,172
Loans held-for sale	170	134
Total loans	343,496	301,349
Allowance for loan losses	2,729	2,526
Deposits	478,922	458,670
Borrowed funds	82,113	74,596
Shareholders' equity	50,410	46,564

SELECTED RATIOS:
Return on average assets	.60%	.82%	.91%	.86%
Return on average shareholders' equity	7.19%	10.15%	10.89%	10.83%
Net interest margin-tax equivalent	3.01%	3.21%	3.12%	3.24%
Efficiency ratio-tax equivalent	68.95%	64.70%	61.64%	62.33%
Average shareholders' equity to total average assets	8.39%	8.09%	8.37%	7.98%
Nonperforming assets to total assets	.08%	.00%
Allowance as a % of loans	.79%	.84%

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Contact:	Thomas J. Bisko
215-538-5612
tbisko@qnb.com